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On February 18, 2026, Anthony Pompliano, the Chief Executive Officer of ProCap Financial, Inc., appeared on the PBD Podcast. The transcript of his conversation is below:

TRANSCRIPT: PBD Podcast, February 18, 2026

Platform: YouTube, https://www.youtube.com/watch?v=feWe0geEp5Q&t=2s

~starting at 41:25~

Anthony Pompliano (“Pompliano”): So I’m literally building a company around this because I think that this is the single most important thing that the everyday American has to understand is happening right now. There is an arms race that is about to occur which is there is artificial intelligence that is being built at hyper speed and that artificial intelligence is being able to automate away tasks and eventually jobs at a very very fast rate.

Now let me give you a couple examples. How many software engineers now aren’t writing code, they’re just letting AI do it? I am investor in a lot of these companies. 50 plus percent of the code being written inside these companies is written by AI. Now there is Claude co-work. So now it can go and do a bunch of tasks that an entry-level employee could do. You’re now starting to even see Elon in that same interview, oh I’m sorry, he did a interview with the Cheeky Pint uh with Dwarkesh and one of the Coulson brothers. He kept saying we think that Grok has a way to learn faster than all the other models and he wouldn’t say why. And so I started thinking about - because he kept mentioning Tesla, the Tesla model. And so I said, “Oh my god, he is basically going to have people just record their computer screen while they work and they’re going to use the machine learning to figure out how to do what you do.” And so I tweeted that. Elon responded. I didn’t tag him or anything. He responded. He said, “Pretty much.” And so what’s going to happen here is artificial intelligence is going to go put all bunch of people out of work.

What I believe is the arms race is we have to race to harness artificial intelligence to make you money. Because basically what’s going to happen here is if we do not harness the ability for artificial intelligence to make people money in terms of you have capital, you give it to the artificial intelligence, it goes into the market, it makes you money, what is going to happen is you’re going to be out of work, you’re not going to have any capital and you’re going to not have a path because the machines can do a better job at anything that you do. And so the first thing that we did is we built this product called CFO Sylvia, which basically you come in, you load all of your different accounts. You put your bank account, your crypto, your brokerage, all that stuff in there. And then you can start to talk to the AI and ask it simple questions. How do I get my tax rate down? What should I do if I want to have this net worth in five years or 10 years? You can also ask it like how does this current event go ahead and impact my current portfolio? And the beauty of this is if you ask a Chat GPT or um you know Anthropic or any of these other guys, it’ll give you very basic answers. You know, here’s what people do to get their tax rate down. What this does is it tells you to your specific situation asset by asset what to do. And what’s interesting about this is we start to get feedback from these users. What are these users saying? I trust the AI more than I trust a human person. I tell the AI more things than I would normally tell you. I ask questions I wouldn’t ask a human because the human will judge me, but I can ask these questions here. And so what you start to realize is people are going to put all of their information in context into these systems and they’re basically going to say, “Help me.” And CFO Silvia is doing it on the finance side. But what we start to see now is, okay, if there is an arms race occurring, what you’re going to see is you’re going to see finance get automated because ultimately, if you’re an average person and you’re saying, I go to work every single day and I might lose my job in the future. What do I do? I’m going to have to use this technology to get ahead or it’s going to put me out of business. And so that is the arms race.

Patrick Bet-David (“Bet-David”): Do you agree with them though? Do you agree with them that retirement’s uh not something that’s important today?

Pompliano: I think that one you should always have some sort of safety net, right? What I think that he’s basically saying here though is he he’s actually not saying don’t have retirement. What I think he’s saying is humans are not going to drive their retirement. It is going to be all this other stuff. So what the future I envision is you’re going to eventually take your money and you’re just going to give it to the AI and the AI is going to make sure that you have monthly income, that you’ve got uh retirement money, etc. Now there’s a gap between where we are with the technology and where that eventually will be. But you see this like people are passively investing in indexes. You see them constantly looking for you know uh there’s all these uh AI bots and stuff that are now trying to figure out how to use the uh the technology in the financial markets. High frequency trading hedge funds have been doing this for a long time. So my view of this is he’s right that you are not going to be trading your time for money in the future in the way that we’ve thought about that over time. But he’s wrong in that you’re still going to need money and so you need some sort of retirement.

Bet-David: That’s interesting. So-

Jeff Snider (“Snider”): How does that work for say a plumber?

Pompliano: Well the whole idea is that you know look if I said to you right now what can robots do? Most people say electricians are safe, plumbers are safe, etc. Okay. But if I went back 5 years ago and I said do you think that robots are going to build homes? You would tell me I’m crazy. I’ve seen multiple videos online. Now the homes don’t look the same but they’re 3D printed. They’ve got these cement automation. All this kind of stuff. And so as we rapidly get here, I think one of the aspects of uh all this AI stuff and robotics that to me is frankly it breaks my mind, right? Because it it’s scary and exciting at the same time is this idea of exponential production. So if the humanoid robots can start producing more humanoid robots, then what is going to be that future look like? Now the one thing I will say is I actually think that the last human moat that exists is right here. This is the last human moat.

There is not a thing in your brain that is a moat compared to software. Software is going to be able to do everything that you mentally can do. But this your five fingers in your hand, the dexterity, the mobility of your hand.

Bet-David: What’s going to be the value of knowledge? What is going to be the value of knowledge? What is going to be the value of somebody who is got a great memory and knows a lot of facts? Like what what is going to be useless? Something that we admire that in 10 years we’re going to say, you know, yeah, so what? You’re so smart. You have all that information. I can take Johnny off the street. He’s a homeless guy. Put a $2.2 million latest chip model from Nvidia. That’s this. And he’s going to have access to every single book ever written, every fact in his brain. He’s going to have every information there. Now, it’s about let’s see how good of a processor it is. What do we value today that because of AI we will not in 10 or 20 years?

Bet-David: Where I’m going to is to kind of go back what Elon is saying. Are we going to get to a point that it’s purely about here’s the engines for AI. I give you 10 million. Go start something. Go build something. Go market something and I do nothing then I take that 10 million and now it’s like 88 million go do something you think is that…

Pompliano: There’s two things that are happening right now this is not like a hey is it gonna happen in the future the first thing is uh there’s a bunch of experiments that people have where they’re basically saying let me give you know 10, $20,000 to this AI go into the market make me money whether it’s a crypto market stock market whatever right so that that to me is not very different than high frequency trading now with better technology but but that is definitely happening. The second thing that I find really interesting is there’s been a couple of these demos that have now gone viral online where people will say to the AI, “Create me a business that makes X dollars per week, per month, per year, come back when you’re done.” And the AI will go and it’ll say, “Okay, well, if I need to make $100,000 a month, what industry should I go into? Let me go look at the TAMs of all these industries. Where is there, you know, a lot of competition that I could go and undercut cost?” Like it does, you know, kind of like a business analysis. Then it says, “Okay, well, if I need to be in that industry, what product should I serve? What service, right? What could I create? Okay, let’s create a website. let’s get a URL and it starts doing all this stuff and these people are essentially doing is they’re giving the AI right that right now one of the biggest stories about Apple is that they are actually selling out of the Mac minis these small uh computers because people are buying them handover fist and they are basically setting them up and they’re putting an AI on it giving it full control of the computer and saying I’m going to give you a phone number I’m going to give you an email address I’m going to log you into all these accounts go and so I always go to and I say right now if we look back three years, most of this stuff didn’t exist, right? Chat GPT, AI agents, all all this is all brand new. This is the worst the technology is ever going to be. And so, there’s a huge gap right now between how the technology works and how people know how to leverage it. I don’t know if you guys saw recently there was this huge breakthrough in uh in science where uh these very sophisticated um scientists came out and they said, “Look, 12 months ago, we didn’t know how to use this technology. Now we actually know what questions to ask the technology and so we’ve started to solve really hard problems because we got better at using the tool, right? It’s like somebody who doesn’t know how to use the shovel all of a sudden learns how to use the shovel.

So one thing that we’ve got for your audience is anyone who wants um anyone who signs up for CFO Silvia uh next 24 hours we’re going to send them a hundred prompts that I use on a periodic basis to better use AI to manage my finances. And what you’ll see in these prompts is you can start to do things that you don’t even know to ask. So like some of the popular stuff, what do rich people do to save money on their taxes? How should I take some of those ideas and implement them in my portfolio? All of a sudden, there’s a bunch of stuff you just don’t even know to ask. You don’t know to Google this stuff. And when you go to uh whether it’s an adviser, a friend, an assistant, whatever, and you say, “Hey, what are the things that I should be thinking about?” They are limited by human knowledge. And so this is going to get applied to every single sector. And that’s why you see insurance companies saying we’re going to charge less for premiums because software is better at driving, right? All the way through the economy.

Bet-David: Yeah. And and I love that. But also at the same time, I’m going to what is your meeting with your investment banker or financial advisor going to look like every quarter?

Pompliano: You’re not going to have them.

Bet-David: That’s what I’m saying.

Pompliano: Oh, they’re going to get automated away. They 100% are going to get automated away.

Bet-David: I think there will still be a role for the creative side and the advice side.

Pompliano: But I maybe this is something I disagree with Jeff on is uh and I like talking to Jeff because he makes me think much more critically about this stuff. But I actually would argue that if I said to somebody, hey, you need to be creative about whatever art or prompting or whatever. If you simply ask the AI, come up with 20 prompts that I should ask about some topic or write me a prompt.

~end~

IMPORTANT LEGAL INFORMATION

In connection with the proposed transaction by and among ProCap Financial, CFO Silvia, and Silvia Merger Sub, Inc., a Delaware corporation (the “Proposed Transaction”), ProCap Financial plans to file with the U.S. Securities and Exchange Commission (the “SEC”) a preliminary proxy statement of ProCap Financial (the “Proxy Statement”) in connection with Proposed Transaction. The definitive proxy statement and other relevant documents will be mailed to stockholders of ProCap Financial as of a record date to be established for voting on the Proposed Transaction and other matters as described in the Proxy Statement. ProCap Financial will also file other documents regarding the Proposed Transaction with the SEC. This communication does not contain all of the information that should be considered concerning the Proposed Transaction and is not intended to form the basis of any investment decision or any other decision in respect of the Proposed Transaction. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, STOCKHOLDERS OF PROCAP FINANCIAL AND OTHER INTERESTED PARTIES ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT, AND AMENDMENTS THERETO, AND, WHEN AVAILABLE, THE DEFINITIVE PROXY STATEMENT AND ALL OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC IN CONNECTION WITH PROCAP FINANCIAL’S SOLICITATION OF PROXIES FOR THE SPECIAL MEETING OF ITS STOCKHOLDERS TO BE HELD TO APPROVE THE PROPOSED TRANSACTION AND OTHER MATTERS AS DESCRIBED IN THE PROXY STATEMENT BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT PROCAP FINANCIAL, SILVIA AND THE PROPOSED TRANSACTION.

Investors and security holders will also be able to obtain copies of the Proxy Statement and all other documents filed or that will be filed with the SEC by ProCap Financial, without charge, once available, on the SEC’s website at www.sec.gov, or by directing a request to: ProCap Financial Inc. at 600 Lexington Ave., Floor 2, New York, NY 10022.

NEITHER THE SEC NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE PROPOSED TRANSACTION DESCRIBED HEREIN, PASSED UPON THE MERITS OR FAIRNESS OF THE PROPOSED TRANSACTION OR ANY RELATED TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS COMMUNICATION. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

Participants in Solicitation

Silvia, ProCap Financial and their respective directors, executive officers, certain of their shareholders and other members of management and employees may be deemed under SEC rules to be participants in the solicitation of proxies from ProCap Financial’s stockholders in connection with the Proposed Transaction. A list of the names of such persons, and information regarding their interests in the Proposed Transaction and their ownership of ProCap Financial’s securities are, or will be, contained in ProCap Financial’s filings with the SEC. Additional information regarding the interests of the persons who may, under SEC rules, be deemed participants in the solicitation of proxies of ProCap Financial’s stockholders in connection with the Proposed Transaction is contained in the Proxy Statement. Investors and security holders may obtain free copies of these documents as described above.

No Offer or Solicitation

This communication and the information contained herein is for informational purposes only and is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the potential transactions and shall not constitute an offer to sell or exchange, or a solicitation of an offer to buy or exchange the securities of Silvia or ProCap Financial, or any commodity or instrument or related derivative, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, sale or exchange would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act or an exemption therefrom. Investors should consult with their counsel as to the applicable requirements for a purchaser to avail itself of any exemption under the Securities Act.

Forward-Looking Statements

Certain statements in this press release are forward-looking, as defined in the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this press release, including statements regarding the financial position, business strategy and the plans and objectives of management for our future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by the following words: “believe,” “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “trend,” “believe,” “estimate,” “predict,” “project,” “potential,” “seem,” “seek,” “future,” “outlook,” “forecast,” “projection,” “continue,” “ongoing,” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements involve significant risks, uncertainties, and other factors that may cause actual results to differ materially from the information expressed or implied by these forward-looking statements and may not be indicative of future results. These forward-looking statements are subject to a number of risks and uncertainties, including, among others, various factors beyond management’s control, including the risks set forth under the heading “Risk Factors” set forth in the Company’s proxy statement/prospectus included in Company’s Registration Statement on Form S-4 (File No. 333-290365), initially publicly filed with the SEC on September 18, 2025, as amended, or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Report on Form 10-Q and in our other filings with the SEC. Undue reliance should not be placed on the forward-looking statements in this press release in making an investment decision, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.

This press release is for informational purposes only and not intended to and does not constitute an offer to subscribe for, buy or sell, the solicitation of an offer to subscribe for, buy or sell or an invitation to subscribe for, buy or sell any securities or the solicitation of any vote, consent or approval in any jurisdiction pursuant to or in connection with the acquisition or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

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